Room 4561

      May 5, 2006

Kelly Hankinson
Chief Financial Officer
Thinkpath, Inc.
201 Westcreek Boulevard
Brampton, Ontario Canada L6T 5S6
(905) 460-3040

	Re:	Thinkpath, Inc.
		Form 10-KSB: For the Fiscal Year Ended December 31, 2004
      Filed April 15, 2005
		Form 10-QSB: For the Quarterly Period Ended March 31,
2005
		Filed May 23, 2005
		File No. 001-14813

Dear Ms. Hankinson,

We have completed our review of your 2004 Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,


								Accounting Branch Chief